     1   Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectuses of Apyx Medical Corporation of our report dated March 17, 2022, relating to the consolidated financial statements of Apyx Medical Corporation, appearing in the Annual Report on Form 10-K of Apyx Medical Corporation for the year ended December 31, 2021. We also consent to the reference to our firm under the heading "Experts" in such Prospectuses. /s/ RSM US LLP Orlando, Florida November 22, 2022